ARTICLES OF AMENDMENT TO THE

                       ARTICLES OF INCORPORATION OF

                              ART CARDS, INC.

                           CHANGING ITS NAME TO

                              uMember.com, Inc.


     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST:  The name of the Corporation is Art Cards, Inc.

     SECOND: The following amendments were adopted on March 2, 2000, by the Board of Directors, and on March 16, 2000, by a vote of the Shareholders of the Corporation, in the manner prescribed by the Colorado Business Corporation Act. The number of shares voted for the amendment were sufficient for approval.

     Article One shall be amended to read as follows:

     The name of the Corporation shall be uMember.com, Inc.

     Article Four shall be amended to read as follows:

          The authorized capital stock of the Corporation shall be 100,000,000 shares of Common Stock, no par value. All shares, when issued, shall be fully paid and non-assessable, the private property of shareholders and shall not be liable for corporate debts.

     THIRD: The manner, if not set forth in such amendments, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendments shall be effected, is as follows: Not applicable.

     DATED:  March 16, 2000.

                                  ART CARDS, INC.
                                  (Changing its name to uMember.com, Inc.)


                                  By:/s/ Richard H. Miller
                                     Richard H. Miller, President